EXHIBIT 20.1

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                                PHS BANCORP, INC.
                           BEAVER FALLS, PENNSYLVANIA








                      AUTOMATIC DIVIDEND REINVESTMENT PLAN

                                       FOR
                                  SHAREHOLDERS
                                 OF COMMON STOCK

                      A convenient way for you to increase
                      your investment in PHS Bancorp, Inc.
 (parent corporation for Peoples Home Savings Bank, Beaver Falls, Pennsylvania)

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                                PHS BANCORP, INC.
                      AUTOMATIC DIVIDEND REINVESTMENT PLAN
                        FOR SHAREHOLDERS OF COMMON STOCK

Plan Summary

This Plan offers you a convenient method of investing your cash dividends paid and additional voluntary contributions for the purchase of additional shares of common stock of PHS Bancorp, Inc. ("PHSB") without incurring brokerage commissions or administrative costs.

The Plan

Your cash dividends and additional voluntary contributions are automatically invested in additional shares of PHSB common stock ("Common Stock"). These shares earn additional dividends which further increase your investment in Common Stock.

Cost to You

Your cost for the purchase of additional shares of Common Stock is limited to the price of the shares of Common Stock purchased for you. The purchase price is the average price of all shares purchased in connection with a given dividend payment date. There are no brokerage commissions or service charges connected with such stock purchases.

Eligibility to Participate

Participation in the Plan is limited to owners of Common Stock who own a minimum of one hundred (100) shares. If such Common Stock is held in your name, you simply complete an enrollment form to participate. If such shares are in the name of a brokerage account or nominee, you will need to arrange for the record owner to participate on your behalf.

Optional Cash Contributions

In addition to reinvestment of cash dividends, you may invest option cash contributions of between $100 and $1,000 per quarter for the purchase of additional Common Stock. Such funds should be received by the Plan Administrator between 5 and 30 days prior to the next dividend payment date.

Account Statement

A statement is sent to you from the Plan Administrator each time your dividends are invested. You should retain all account statements as your personal record of all Plan transactions.

Termination at any Time

Participation in the Plan is entirely voluntary and you may terminate it at any time as outlined in the Plan, a copy of which is enclosed. Your investments under the Plan may be distributed to you in the form of stock certificates or such stock held in your account may be sold at your request with you receiving the proceeds from such sale, less the brokerage commission. There is a $10.00 administrative fee to terminate participation in the Plan.

Income Tax Information

Even though your cash dividends will be reinvested in Common Stock, they are subject to income taxes as if they were paid to you in cash.
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In  addition,  the  Internal  Revenue  Service  has  ruled  that  any  brokerage commissions and service charges paid by PHSB on your behalf are treated as dividend income to you. We estimate that the total additional income reportable for most participants related to such service charges will be minimal. The information return sent to you and the Internal Revenue Service on Form 1099-DIV at year-end will show each of the amounts paid on your behalf.

More Information

Please refer to the attached copy of the Plan for more information related to enrollment, participation and other matters regarding the Plan. Questions related to your Plan account or enrollment may be directed to the Plan Administrator at the address noted below.

Voting of Shares

You will be given the opportunity to direct the Plan Administrator regarding the voting of any shares credited to your Plan account on the record date for a vote.

It's Easy to Enroll

Holders of Common Stock may enroll in the Plan by signing and mailing the enclosed authorization form in the envelope provided directly to:

Registrar and Transfer Company
10 Commerce Street
Cranford, New Jersey  07016
Attention: Dividend Reinvestment Department

All communications concerning the Plan should be sent to the above address.

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                                PHS BANCORP, INC.
                           DIVIDEND REINVESTMENT PLAN

         The Board of Directors of PHS Bancorp, Inc. (the "Company") has adopted the PHS Bancorp, Inc. Dividend Reinvestment Plan (the "Plan") in accordance with which shares of the Company's common stock (the "Common Stock") are available for purchase by the stockholders of the Company by means of reinvestment of cash dividends paid on the Common Stock and by voluntary contribution of additional cash payments. Purchases of Common Stock under the Plan will be made in the open market. The Plan will remain in effect until amended, altered or terminated by the Company. Stockholders who do not participate in the Plan will continue to receive cash dividends, as declared, in the usual manner. The Plan is set forth below as a series of questions and answers.

PURPOSE AND ADVANTAGES

         1.       What is the purpose of the Plan?

         The purpose of the Plan is to provide participants with a simple, convenient and economical procedure for purchasing additional shares of Common Stock by using the cash dividends paid on Common Stock currently held by a participant and additional voluntary cash contributions by such participant. The Plan allows participants to have all cash dividends paid on their Common Stock automatically reinvested in Common Stock.

         2. What are the advantages of the Plan?

         Participants may increase their holdings of Common Stock with the reinvestment of cash dividends received on previously owned Common Stock and by payment of additional voluntary cash contributions without incurring any service charges and without the payment of brokerage commissions in connection with stock purchases made under the Plan. Regular statements of account provide each participant with a record of each transaction. Participation in the Plan is entirely voluntary. You may join or terminate your participation at any time prior to a particular dividend record date by making timely written notice to the Plan Administrator (see Question 3).

PLAN ADMINISTRATION

         3.       Who administers the Plan for participants?

         Registrar and Transfer Company, Cranford, New Jersey, the Company's stock transfer agent, (hereinafter referred to as "Plan Administrator") administers the Plan for participants by maintaining records, sending statements of account to participants and performing other duties relating to the Plan. Shares of Common Stock purchased under the Plan are registered in the name of the Plan Administrator's nominee and are credited to the accounts of the participants in the Plan. The Plan Administrator acts in the capacity as agent for participants in the Plan. The Company may replace the Plan Administrator at any time within its sole discretion.
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PARTICIPATION

         4.       Who is eligible to participate?

         All holders of record of a minimum of one hundred (100) shares of Common Stock are eligible to participate in the Plan. Beneficial owners of shares of Common Stock whose shares are registered in names other than their own (for instance, in the name of a broker or nominee) may become stockholders of record by requesting their broker or nominee to transfer such shares into their own names. Alternatively, beneficial owners of Common Stock may request that the broker or nominee enroll in the Plan on your behalf. The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant's shares of Common Stock. Stockholders who reside in jurisdictions in which it is unlawful for a stockholder to participate in the Plan are not eligible to participate in the Plan.

         5.       How does an eligible stockholder participate?

         To participate in the Plan, a stockholder of record (or a broker or nominee) must simply complete an Authorization Form and return it to the Plan Administrator. An Authorization Form is enclosed herewith. Additional copies of the Authorization Form will be provided from time to time to the holders of the Common Stock, and may be obtained at any time by written request to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, Attn:
Dividend Reinvestment Department.

         6. When may an eligible stockholder join the Plan?

         A stockholder of record (or a broker or nominee) owning a minimum of one hundred (100) shares of Common Stock may enroll in the Plan at any time. If the Authorization Form is received by the Plan Administrator on or before the record date for a dividend payment, and the participant elects to reinvest the dividends in shares of Common Stock, such reinvestment of dividends will begin with that dividend payment. Please note that the Plan does not represent any change in the Company's dividend policy or a guarantee of the payment of any future dividends.

         7.       What does the Authorization Form provide?

         The Authorization Form directs the Company to pay to the Plan Administrator for the account of the participating stockholder of record all cash dividends on the Common Stock registered in the name of the participant as reflected in the records of the Company's stock transfer agent, as well as dividends paid on the Common Stock credited to the participant's account under the Plan. It also appoints the Plan Administrator (or such other plan administrator as the Company may from time to time designate) as agent for the participant and directs such agent to apply all cash dividends towards the purchase of additional shares of Common Stock in accordance with the terms and conditions of the Plan. Such Authorization Form may also authorize the investment of additional cash contributions for the purchase of Common Stock as of the next Investment Date.

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         8. Is there a minimum level of dividend reinvestment under the Plan?

         No, provided that the participant is the record owner of not less than one hundred (100) shares of Common Stock as of the dividend record date, and the dividends associated with such Common Stock are used for reinvestment under the Plan.

         9. May a stockholder/participant have dividends reinvested under the Plan with respect to less than all the Common Stock registered in that stockholder/participant's name?

         Reinvestment of dividends is required for all dividends paid on all Common Stock registered in the stockholder/participant's name. Also, the Common Stock held in a stockholder/participant's brokerage or trust account is eligible for enrollment for dividend reinvestment.

OPTIONAL CASH PAYMENTS

         10. May a participant elect to make additional cash payments under the Plan?

         Yes. In addition to the reinvestment of dividends paid on Common Stock, participants may make optional cash contributions of between $100 and $1,000 per calendar quarter for the purchase of additional shares of Common Stock. The Company will not approve investment of optional cash contributions in excess of the stated limit. Participants wishing to make optional cash contributions may forward such funds to the Plan Administrator no earlier than 30 days prior to the next dividend payment date and no later than 5 days preceding such dividend payment date. No interest earnings will be paid on such funds. Funds submitted prior to 30 days before the next dividend payment date will be returned. OPTIONAL CASH CONTRIBUTIONS DO NOT CONSTITUTE DEPOSITS OR SAVINGS ACCOUNTS ISSUED BY A SAVINGS INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         Upon written request addressed to the Plan Administrator received at least 5 business days prior to the next dividend payment date, any optional cash contributions received which have not yet been invested in Common Stock will be reimbursed to the participant.

STOCK PURCHASES UNDER THE PLAN

         11.      When will the Plan purchase Common Stock?

         Stock purchases under the Plan will be made during each calendar quarter on each "Investment Date," which will be the first business day following  a  dividend  payment  date  or as  soon  as  practicable  thereafter.
Purchases of Common Stock will be made at the direction of the Plan Administrator or its selected broker/dealer. Such purchases will be made in accordance with applicable federal securities laws and regulations. No interest earnings will be paid by the Plan

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Administrator on dividend payments or optional cash contributions  pending their investment in Common Stock.

         In the event applicable law or the closing of the securities markets requires temporary curtailment or suspension of open market purchases of Common Stock, the Plan Administrator is not accountable for its inability to purchase Common Stock at such time. If shares of Common Stock are not available for purchase for a period longer than 30 days from the applicable dividend payment date, the Plan Administrator will promptly mail to each participant a check in the amount of any unapplied funds in the participant's account.

         12. How many shares of Common Stock will be purchased for participants?

         The number of shares of Common Stock that will be purchased for each participant on any dividend payment date will depend on the amount of the participant's cash dividend for reinvestment, any additional cash contributions received, and the purchase price of the shares of Common Stock. Each participant's account will be credited with that number of shares (including fractional shares computed to three decimal places) equal to the total amount to be invested, divided by the applicable purchase price (computed to four decimal places).

         13. What will be the price of shares of Common Stock purchased under the Plan?

         In making purchases of Common Stock for a participant's account associated with each Investment Date, the Plan Administrator will commingle the participant's funds with those of other participants under the Plan. The price of shares of Common Stock purchased for participants under the Plan with reinvested dividends on their Common Stock for each Investment Date will be equal to the average price of all shares of the Common Stock purchased on the Investment Date by the Plan Administrator on behalf of the Plan. The Plan Administrator shall have no responsibility with respect to the market value of the Common Stock acquired under the Plan for participant's accounts. The Company will bear all costs of administering the Plan, except as described under Question 15 below.

         14. How are dividends on Common Stock purchased through the Plan applied?

         The purpose of the Plan is to provide the participant with a convenient method of purchasing Common Stock and to have the dividends on the Common Stock reinvested. Accordingly, dividends paid on Common Stock held in the Plan will be automatically reinvested in additional shares of Common Stock unless and until the participant elects in writing to terminate participation in the Plan.

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COSTS TO PARTICIPANTS

         15. Are there any expenses to participants in connection with purchases under the Plan?

         No. Participants will make purchases of Common Stock under the Plan without the payment of brokerage commissions and the Company will pay all fees in connection with purchases of Common Stock under the Plan, except for costs associated with the actual purchase price of the Common Stock purchased on the Investment Date. There are no service charges to participants in connection with purchases of Common Stock under the Plan. All costs of administration of the Plan are paid by the Company. However, if a participant requests the Plan Administrator to sell his or her shares in the event of his or her withdrawal from the Plan (rather than you receiving stock certificates upon such withdrawal), the participant will pay the applicable brokerage commission associated with the sale of such Common Stock, any required transfer tax, and applicable service charges.

REPORTS TO PARTICIPANTS

         16. How will participants be advised of their purchases of stock?

         As soon as practicable after each stock purchase, each participant will receive a statement of account from the Plan Administrator. These statements are the participant's continuing record of the purchase price of the Common Stock acquired and the number of shares acquired, and should be retained by each participant for tax purposes. Participants will also receive, from time to time, communications sent to all record holders of the Common Stock.

DIVIDENDS

         17. Will participants be credited with dividends on Common Stock held in their account under the Plan?

         Yes. The participant's account will be credited with dividends paid on full shares of Common Stock and fractional shares of Common Stock credited to the participant's account. The Plan Administrator will automatically reinvest the cash dividends received for the purchase of additional shares of Common Stock.

STOCK CERTIFICATES

         18. Will stock certificates be issued for shares of Common Stock purchased?

         The Plan Administrator will hold all stock certificates representing the Common Stock purchased under the Plan in the name of its nominee. Normally, certificates for Common Stock purchased under the Plan will not be issued to participants. The number of shares of Common Stock credited to an account under the Plan will be shown on the participant's statement of account.

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         The  Participant  may  receive  stock  certificates  for full shares of
Common Stock accumulated in his or her account under the Plan by sending a written request to the Plan Administrator. Participants may request periodic issuance of stock certificates for all full shares of Common Stock in their account. When stock certificates are issued to the participant, future dividends on such shares of Common Stock will be reinvested in additional shares of Common Stock. Any undistributed shares of Common Stock will continue to be reflected in the participant's account. No stock certificates representing fractional shares will be issued.

         A participant's rights under the Plan and Common Stock credited to the account of the participant under the Plan may not be pledged. A participant who wishes to pledge such Common Stock must request that stock certificates for such Common Stock be issued in his or her name.

         Accounts under the Plan are maintained in the names in which the stock certificates of participants were registered at the time they entered the Plan. Additional stock certificates for whole shares of Common Stock will be similarly registered when issued.

WITHDRAWAL FROM THE PLAN

         19. How does a participant withdraw from the Plan?

         A participant may withdraw from the Plan at any time by sending a written withdrawal notice to the Plan Administrator and including payment of the $10 termination fee. Notice received after a particular dividend record date will be effective following the payment date of such dividend. (See Question 5 for the full name and address of the Plan Administrator). When a participant withdraws from the Plan, or upon termination of the Plan by the Company, stock certificates for whole shares of Common Stock credited to the participant's account under the Plan will be issued and a cash payment will be made in lieu of any fraction of a share of Common Stock (see Question 20).

         Upon withdrawal from the Plan, the participant may also request that all of the Common Stock credited to his or her account be sold by the Plan Administrator. If such sale is requested, the Plan Administrator will place a sale order, as promptly as possible after the processing of the request for withdrawal, for the account of the participant through an agent designated by the Plan Administrator at the prevailing market price at the time of such sale. The participant will receive from the Plan Administrator a check for the proceeds of the sale less any applicable brokerage commission and any transfer tax.

         20. What happens to a fraction of a share of Common Stock when a participant withdraws from the Plan?

         When a participant withdraws from the Plan, a cash adjustment representing the value of any fraction of a share of Common Stock then credited to the participant's account will be mailed directly to the participant. The cash adjustment will be based on the closing price of the Common

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Stock  on  the  effective  date  of  the  withdrawal.  In  no  case  will  stock certificates representing a fractional share of Common Stock interest be issued.

OTHER INFORMATION

         21. What happens when a participant's record ownership of Common Stock is less than one hundred (100) shares as of a dividend record date?

         If a participant disposes of Common Stock registered in his or her name (including shares credited to his or her account under the Plan) so that the total number of shares of Common Stock held in the name of the participant is less than one hundred (100) shares of Common Stock, the Plan Administrator will discontinue the reinvestment of cash dividends on the Common Stock credited to the participant's account under the Plan and the investment of additional cash contributions until such participant's record ownership of Common Stock increases to at least one hundred (100) shares in the aggregate. All applicable dividends will be paid in the form of cash until such participant's stock ownership increases to at least one hundred (100) shares. If following a disposition of stock, a participant's aggregate record ownership of the Common Stock contains less than one hundred (100) shares of Common Stock, then at the Company's election, a cash payment will be made for any fractional shares, any uninvested cash balance in the account will be paid to the participant, and the account will be terminated.

         22. What happens if the Company issues a stock dividend, declares a stock split or makes a rights offering?

         Any shares of Common Stock representing stock dividends or stock splits distributed by the Company on Common Stock credited to the account of a participant under the Plan will be added to the participant's account. Common Stock representing stock dividends or split shares distributed on Common Stock registered in the name of the participant will be mailed directly to such participant in the same manner as to stockholders who are not participating in the Plan.

         In the event the Company makes a rights offering of any of its securities to holders of Common Stock, participants in the Plan will be notified by the Company in advance of the commencement of the offering. A participant should instruct the Plan Administrator to transfer full shares of Common Stock held by the Plan into the name of such participant prior to the record date for such offering the participant wishes to exercise such rights. If no such instructions are received by the Plan Administrator prior to such record date, then such rights shall terminate with respect to both the participant and the Plan Administrator.

         23. How will a participant's shares of Common Stock held under the Plan be voted?

         Common Stock credited to the account of a participant under the Plan will be automatically added to the Common Stock covered by the proxy sent to the stockholder with respect to his or her other Common Stock and may be voted by such holder pursuant to such proxy. The Plan Administrator will forward any proxy solicitation materials relating to the Common Stock held by

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

the Plan to the participating stockholder. Where no instructions are received from a participant with respect to a participant's Common Stock held under the Plan, or otherwise, such Common Stock shall not be voted unless the participant votes such Common Stock in person.

         24. What are the income tax consequences of participation in the Plan?

         In general, a participant in the Plan has the same federal and state income tax obligations with respect to dividends credited to his or her account under the Plan as other holders of Common Stock who elect to receive cash dividends directly. A participant is treated for income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value of the Common Stock credited to his or her account under the Plan, even though that amount was not actually received by the participant in cash, but, instead, was applied to the purchase of additional shares for his or her account. In addition, any brokerage commissions and service charges paid by the Company on behalf of the participant is deemed to constitute dividend income by the Internal Revenue Service ("IRS"). Such amounts, if any, will be included on any annual information return filed with the IRS, a copy of which will be sent to the participant.

         The tax basis of each share of Common Stock credited to a participant's account pursuant to the dividend reinvestment aspect of the Plan is the fair market value of the Common Stock on the Investment Date (plus any brokerage commissions and service charges paid by the Company on behalf of the participant). The holding period for such Common Stock begins on the day following the Investment Date.

         The receipt by a participant of stock certificates representing whole shares of Common Stock previously credited to his or her account under the Plan upon withdrawal from the Plan or pursuant to the request of the participant will not result in the recognition of taxable income. A participant will recognize a gain or loss when shares of Common Stock are sold on behalf of the participant upon withdrawal from the Plan or when the participant sells Common Stock after the participant's withdrawal from the Plan.

         All participants are advised to consult with their own tax advisors to determine the particular tax consequences which may result from their participation in the Plan and their subsequent sale of Common Stock purchased pursuant to the Plan.

         25. What are the responsibilities of the Company under the Plan?

         The Company and the Plan Administrator in administering the Plan will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death or judicially declared incompetency or with respect to the prices at which shares of Common Stock are purchased for the participant's account, and the times when such purchases are made, with respect to any loss or fluctuation in the market value after purchase of shares, or with respect to any sales of Common Stock made under the Plan on behalf of the participant.


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

         The Company shall interpret the Plan; all such interpretations and determinations made by the Company shall be conclusive. The terms and conditions of the Plan, the Authorization Form, the Plan's operation, and a participant's account will be governed by the laws of the Commonwealth of Pennsylvania and the Rules and Regulations of the Securities and Exchange Commission. The terms of the Plan and the Authorization Form cannot be changed by oral agreement.

         26.  Who bears  the risk of market  price  fluctuations  in the  Common
Stock?

         The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all the Common Stock held in the Plan, or otherwise. A participant's investment in Common Stock acquired under the Plan is no different from direct investment in the Common Stock. Neither the Company nor the Plan Administrator makes any representations with respect to the future value of the Common Stock purchased under the Plan. The participant should recognize that the Company, the Plan Administrator and related parties cannot assure the participant of realizing any profits or protect the participant against a loss related to investment in the Common Stock. THE COMMON STOCK PURCHASED IN ACCORDANCE WITH THE PLAN DOES NOT CONSTITUTE SAVINGS ACCOUNTS OR DEPOSITS ISSUED BY A SAVINGS INSTITUTION OR BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         27. May the Plan be changed or discontinued?

         The Plan may be amended, suspended, modified, or terminated at any time by the Board of Directors of the Company without the approval of the participants. Notice of any such suspension or termination or material amendment or modification will be sent to all participants, who shall at all times have the right to withdraw from the Plan.

         The Company or the Plan Administrator may terminate a stockholder/participant's individual participation in the Plan at any time by written notice to the stockholder/participant. In such event, the Plan Administrator will request instructions from the stockholder/participant for disposition of the Common Stock in the account. If the Plan Administrator does not receive instructions from the participant, it will send the participant a stock certificate for the number of full shares of Common Stock held for the participant under the Plan and a check for the value of any fractional share of Common Stock in such participant's account.

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

TO:  REGISTRAR  AND  TRANSFER  COMPANY   AUTHORIZATION  FOR  AUTOMATIC  DIVIDEND
     REINVESTMENT FOR SHAREHOLDERS OF PHS BANCORP, INC.

       [_] I hereby authorize PHS Bancorp, Inc. to pay to Registrar and Transfer Company, as my agent for my account all cash dividends due me on common stock of PHS Bancorp, Inc. ("Common Stock") for which I am the holder of record, as set forth on this card. I want to reinvest dividends on all Common Stock registered in my name for the purchase of full or fractional shares of Common Stock in accordance with the terms of the PHS Bancorp, Inc. Dividend Reinvestment Plan ("Plan").

       [_] I further authorize the investment of $________________ for the purchase of additional shares of Common Stock as of the next Investment Date (minimum of $100.00, maximum of $1,000.00 per quarter), in accordance with the Plan. Please make checks payable to: Registrar and Transfer Company. Please do not transmit funds earlier than 30 days before the next dividend payment date (but not later than 5 days prior to such date).

         I understand  that the purchase of Common Stock will be made subject to
the  terms  and   conditions  of  the  Plan,  and  that  I  may  terminate  this authorization at any time by notifying Registrar and Transfer Company.

         This authorization form, when signed, should be mailed to: Registrar and Transfer Company, Attention: Dividend Reinvestment Department, 10 Commerce Drive, Cranford, New Jersey 07016. An addressed envelope is provided for that purpose.


NOTE:  THIS IS NOT A PROXY
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-------------------------------------
          Shareholder

Please sign exactly as name(s) appears on this card. If shares of Common Stock are held jointly, each stockholder must sign.



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